Exhibit 10.9

EMPLOYMENT AGREEMENT
BETWEEN
Rare Element Resources, Inc. and James Clark

THIS EMPLOYMENT AGREEMENT (“Agreement”), dated effective as of October 1, 2011 (“Effective Date”), is by and between Rare Element Resources, Inc., a Wyoming corporation (“the Company”) and James Clark (“Clark”).  The Company agrees to employ Clark and Clark agrees to accept such employment upon the following terms and conditions:

1.

Position and Responsibilities. Clark shall devote 80 percent of Clark’s business time, attention and energies to the Company’s (and any affiliate’s) business during Clark’s employment with the Company.  Clark shall hold the position of Vice President – Exploration, and shall report directly to the Chief Executive Officer. The job description and expectations for these positions are those typical of persons holding similar positions in companies of similar size and status within the Company’s industry. Clark shall perform all duties that are reasonable and consistent with such position, as well as other duties as may be assigned by the Company. Clark’s principal place of business shall be the Bear Lodge Project Site or at his home office. Clark shall be expected to travel if it is advisable or necessary to meet the obligations of Clark’s position.

2.

Period of Employment. Clark shall be employed in the position set forth above as of the Effective Date and shall continue in such position until terminated by either the Company or Clark pursuant to Section 9 of this Agreement.

3.

Compensation.  Clark’s compensation will be subject to annual review by the Company's Board of Directors (or an assigned committee).

3.1.

Salary.  Clark shall be paid an annual base salary of US$170,000, commencing on the Effective Date.  The salary will be paid in equal installments pursuant to the payroll procedures established by the Company.  The Company reserves the right to adjust Clark’s salary at its discretion as required by business conditions.

3.2.

Executive Bonus.  Clark shall be eligible for an annual performance bonus (the “Executive Bonus”).  The Executive Bonus is a discretionary bonus that can be modified and is subject to review and annual approval by the Board of Directors.  Clark must be employed by the Company on the last day of the fiscal year for which the bonus is earned.  The bonus will be paid to Clark no later than March 14th of the year following the year (“Payment Date”) in which the Executive Bonus is earned.

3.3.

Stock Options.  Clark has been granted 125,000 stock options from the Company since January 1, 2011.  Clark’s stock options shall be governed by the established Company stock option policies.

4.

Benefits.  Clark shall be eligible to participate in the Company’s benefits programs in accordance with the provisions of each program.  The Company anticipates establishing benefits programs in the near future and Clark will be offered access to such benefits programs as they are established.  The Company reserves the right to amend the benefits programs from time to time at its discretion. Benefit programs may include health insurance, dental insurance, life insurance, retirement plans, and paid time off

5.

Business Related Expenses.  All business travel, entertainment, meals, lodging, and other directly related business expenses for which Clark submits receipts and a detailed summary on approved expense report forms shall be reimbursed by the Company.  If the Company provides Clark with one or more Company credit cards, Clark agrees to charge only those expenses that are directly related to the Company’s business activities and for which Clark would otherwise be reimbursed.  Clark agrees to provide the Company with a timely and complete reporting of all expenses charged to the company credit card, along with copies of all credit card charge receipts.  Further, Clark will be supplied with appropriate allowances for cellular phone service, internet access, computer and other similar costs.

6.

Company Policies.  In addition to the obligations set forth in this Agreement, Clark agrees to abide by all current and future policies of the Company.

7.

Confidentiality.  In the course of providing services to the Company, Clark will have access to confidential information concerning the Company and its affiliates.  Clark agrees that he will not, either during the term of this Agreement or thereafter, divulge or utilize to the detriment of the Company or its affiliates any such confidential information.  Clark in his position as Vice President – Exploration will determine, in association with other senior executives of the Company and in accordance with applicable law, if and when confidential information beneficial to the Company will be released to the public.  This requirement of confidentiality will not apply to information that:  is or becomes publicly available other than as a result of a disclosure by Clark; is demonstrated to have previously been properly in Clark’s possession or control at the time of disclosure of that confidential information to Clark by the Company, its affiliates or its representatives; or is required by law to be disclosed provided that Clark shall immediately notify the Company in writing of such requirement and shall limit the extent of disclosure to that which Clark’s legal counsel advises in writing must be disclosed in order to comply.  The provisions of this Article 7 shall survive the termination of this Agreement.

8.

Proprietary Information.  Clark shall not use or bring to the Company any technical information, data, trade secrets, processes, formulae, inventions or other intellectual property, which are proprietary to any person other than the Company. The provisions of this Article 8 shall survive the termination of this Agreement.

8.1.

Obligations of Clark. Upon the termination of his position with the Company, or upon the Company’s earlier request, Clark shall promptly deliver to the Company all documents and other tangible items comprising or referring to any confidential information of the Company or its affiliates, together with all copies, summaries and records thereof.  Clark shall forward to the Company all electronic copies of documents comprising or referring to confidential information of the Company or its affiliates held by or under the employee’s control, and thereupon delete the same.

8.2.

Work Product.  Clark acknowledges and agrees that all proprietary interests including all patent rights, trade secrets and confidential information in and to any product of the Company’s business (the “Work Product”) shall be the sole and exclusive property of the Company or such other party as the Company may from time to time designate, and Clark hereby assigns to the Company or to such other party as the Company may direct all such rights which it possesses or may possess or is entitled to or which vests or may vest in connection with the Work Product.  Clark agrees to execute all such instruments, certificates or documents required by the Company to confirm such ownership and implement such assignment.  The provisions of this section will survive the termination of this Agreement.

9.

Termination of Employment.  Either party to this Agreement may terminate Clark’s employment with the Company for any reason whatsoever.  If Clark elects to terminate this Agreement, Clark agrees to provide the Company with at least sixty (60) days’ written notice in advance of the planned termination date.  If Clark fails to provide the Company with a least sixty (60) days’ written notice, Clark shall, at the Company’s option, forfeit any and all Executive Bonus payments under Article 3.2 of this Agreement. Notwithstanding the foregoing, the Company shall have the option, in its complete discretion, to make Clark’s termination effective at any time prior to the end of such notice period, provided the Company pays Clark all compensation due and owing through the end of the notice period.

9.1.

Financial Obligations for Termination with Cause.  In the event the Company elects to terminate Clark’s employment for cause during the course of this Agreement, the Company shall pay Clark all compensation due and owing, which includes (a) earned but unpaid salary, prorated to the date of termination; (b) earned and accrued but unpaid paid time off benefits; and (c) incurred and properly documented but unpaid business related expenses.  In the event the Company elects to terminate Clark’s employment for cause during the course of this Agreement, Clark will be ineligible for any Executive Bonus payments. As used herein, “cause” means the Company’s reasonable belief that any of the following have occurred: (A) the continued failure by Clark to substantially perform his duties with the Company (other than any such failure resulting from Clark’s incapacity due to physical or mental illness pursuant to Section 9.3 below), after a written demand for substantial performance is delivered to Clark, and Clark fails to cure such failure within fifteen (15) days after receipt of such demand, (B) the engaging by Clark in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise (other than such conduct resulting from Employee’s incapacity due to physical or mental illness pursuant to Section 9.3 below), (C) action by Clark toward the Company involving dishonesty, unethical practices or disloyalty, (D) any verbal, written, or other statement by Clark that disparages the Company or any of its agents, owners, directors, officers, employees, representatives, successors or assigns, or impedes or damages the Company’s ability to do business, (E) the violation by Clark of any statute, rule or regulation, any of which in the judgment of the Company is harmful to the Company’s business or reputation, and (F) any reason that would constitute cause under the laws of the State of Colorado. Clark may appeal any determination of “cause” pursuant to this Agreement to the board of directors of the Company within five (5) days of receipt of notice of termination for cause by providing notice to the Company.  Upon receipt of such notice, the board of directors will meet to consider the appeal no later than thirty (30) days following the receipt of such notice, and will notify Clark within five (5) days of such meeting as to the board’s determination of the appeal.

9.2.

Financial Obligations for Termination for Reasons other than Cause. In the event the Company elects to terminate Clark’s employment for reasons other than cause during the course of this Agreement, the Company shall pay Clark all compensation due and owing, which includes (a) earned but unpaid salary, prorated to the date of termination; (b) earned and accrued but unpaid paid time off benefits; (c) incurred and properly documented but unpaid business related expenses; and (d) severance payment equal to six (6) months of salary if Clark has been employed by the Company for less than one year or twelve (12) months of salary if Clark has been employed by the Company for more than one year.  Such severance payment will be paid on the first of the month following Clark’s termination and each such monthly installment will equal Clark’s final monthly salary.  Further, if the Company terminates Clark’s employment for reasons other than cause, or Clark terminates his employment by giving proper notice in accordance with this Article 9, compensation shall include a pro-rated bonus based on Clark’s Executive Bonus.  Such pro-ration shall be based on the Company’s good faith estimate of Clark’s achievement and on the Company’s actual results through the date of termination for the calendar year during which termination takes place.  Executive Bonus payments, if any, shall be paid in accordance with Section 3.2 of this Agreement.

9.3.

Physical and/or Mental Impairment.  In the event the Company terminates Clark’s employment for physical and/or mental impairment, Clark agrees that the Company’s financial obligation to Clark is limited to that which Clark would otherwise receive if the Company terminated Clark’s employment for reasons other than cause.  It is Clark’s obligation to elect and maintain any Company or personal disability and/or medical plans.

9.4.

Return of Company Property.  Clark shall return to Company all Company (or affiliate) property, including, without limitation, all equipment, vehicles, keys, credit cards, company product, tangible proprietary information, documents, books, records, reports, notes, contracts, lists, computer software and hardware (and other computer-generated files and data), and copies thereof, created on any medium and furnished to, obtained by, or prepared by Clark in the course of or incident to Clark’s employment.

9.5.

Change in Control. For purposes of this Agreement, a “Change in Control” of the Company shall be deemed to have occurred if the business or businesses of the Company for which Clark’s services are principally performed are disposed of by the Company pursuant to a partial or complete liquidation, dissolution, consolidation or merger of the Company, a sale or transfer of all or a significant portion of the Company’s assets; provided, however, the Company is not the majority shareholder of the surviving entity.   Either Company or Clark may terminate this Agreement if there is a Change in Control of the Company.  In the event of a Change in Control subsequent to the Effective Date of this Agreement and either (i) termination of Clark’s employment by the Company or (ii) a reduction in Clark’s annual base salary of greater than 10% or a material demotion in Clark’s title and position in the Company, in either case within 12 months of the Change in Control, Clark shall receive compensation equal to two years of Clark’s annual salary to be paid in a lump sum.  Clark shall not be entitled to payment under this section if he is terminated by the Company for cause.

10.

Arbitration.  Any dispute between the parties that cannot be resolved without seeking legal remedy shall be finally settled by arbitration held in Jefferson County, Colorado by one arbitrator in accordance with the rules of commercial arbitration then followed by the American Arbitration Association.  The arbitration shall apply Colorado law in the resolution of all controversies, claims and disputes and shall have the right and authority to determine how his or her decision or determination as to each issue or matter in dispute may be implemented or enforced.  The parties consent to the jurisdiction of the arbitrator and waive any objection to the jurisdiction of such arbitrator. The ruling of the arbitrator shall be binding on the parties and the non-prevailing party shall pay the cost of the arbitration proceeding, including reasonable attorney’s fees.  Notwithstanding the foregoing provisions of this section, nothing contained in this provision shall be deemed to preclude any party from bringing an action for injunctive relief in any court having jurisdiction.

11.

Governing Law and Severability.  This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Colorado. If in any jurisdiction any provision of this Agreement or its application to any party or circumstance is restricted, prohibited, or unenforceable, that provision shall be deemed ineffective only to the extent of such restriction, prohibition, or unenforceability without invalidating the remaining provisions of this Agreement and without affecting the validity or enforceability of such provision in any other jurisdiction or its application to other parties or circumstances.

12.

Tax Considerations.  The personal tax consequences of any compensation or benefits paid or accruing to Clark under this Agreement are Clark’s obligation.  The Company will conform to all applicable tax law, codes, and regulations, including withholding and/or reporting of taxable compensation in respect to payments made to Clark or made on Clark’s behalf.

13.

Notices.  Any notice required or permitted to be given hereunder must be in writing and shall be effective upon delivery by hand, upon verified facsimile transmission, or three (3) business days after deposit in the United States mail, postage prepaid, certified or registered, and addressed to the Company, to the attention of the then current CEO or CFO of the Company or to Clark at the address or fax number provided in this Agreement.  Both parties have a mutual obligation to notify the other party in writing of any change of address or facsimile number.

14.

Attorney’s Fees.  In the event of any default under this Agreement, all costs of enforcement shall be paid by whichever party does not substantially prevail.

15.

Assignment. This is an Agreement for the performance of personal services by Clark and may not be assigned by either party, except that the Company may assign this Agreement to any affiliated company of, or any successor in interest to, the Company.

16.

Entire Agreement.  This Agreement constitutes the entire Agreement between the parties superseding any other prior agreement, written or oral, relating to the terms of employment contained herein.  This Agreement can be changed or modified only by a writing signed by both parties.

17.

Compliance with Section 409A.

Notwithstanding anything to the contrary in this agreement, to the extent that any payment due hereunder is (i) deferred compensation subject to Internal Revenue Code section 409A (“IRC 409A”), and (ii) is payable to a specified employee (as that term is defined in IRC 409A), and (iii) is payable on account of the specified employee’s separation from service as that term is defined in IRC 409A), payment of any part of such amount that would have been made during the six (6) months following the separation from service shall not then be paid but shall rather be paid on the first day of the seventh (7th) month following the separation from service.

(i)

For this purpose, specified employees shall be identified by the Employer on a basis consistent with regulations issued under IRC 409A, and consistently applied to all plans, programs, contracts, etc. maintained by the Employer that are subject to IRC 409A.

(ii)

For this purpose “termination of employment” or “termination” shall be defined as “separation from service” as that term is defined under IRC 409A.

(iii)

To the extent that IRC 409A is applicable to this Agreement, this Agreement shall be construed and administered to comply with the rules of IRC 409A.  Neither the Company nor any of its officers, directors, agents or affiliates shall be obligated, directly or indirectly, to Clark or any other person for any taxes, penalties, interest or like amounts that may be imposed on Clark or other person on account of any amounts under this Agreement or on account of any failure to comply with any Internal Revenue Code section.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first above written.

Rare Element Resources, Inc. a Wyoming Corporation

/s/ Donald E, Ranta

   /s/ James Clark

By:

____________________________

By:

__________________________

Donald E. Ranta

James Clark

Chief Executive Officer

Vice President of Exploration

225 Union Boulevard, Suite 200

Lakewood, CO 80228

Phone No.: 303-526-4850

Phone No.:

Facsimile No.: 303-526-4628